EX-99.B-77C

SUB-ITEM 77C:          Submission of matters to a vote of security holders

SHAREHOLDER MEETING RESULTS

On December 12, 2008, a special shareholder meeting (Meeting) for Waddell & Reed Advisors Retirement Shares, Inc. (Fund) was held at the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas, 66202. The Meeting was held for the following purpose (and with the following results):

Proposal 1:          To elect thirteen Directors for the Fund.

Michael L. Avery
For	Against
41,193,563.728	1,297,201.021

Jarold W. Boettcher
For	Against
42,204,970.838	1,285,793.911

James M. Concannon
For	Against
42,170,900.898	1,319,863.851

John A. Dillingham
For	Against
42,212,831.774	1,277,932.975

David P. Gardner
For	Against
42,193,525.519	1,297,239.230

Joseph Harroz, Jr.
For	Against
42,222,544.371	1,268,220.378

John F. Hayes
For	Against
42,033,212.772	1,457,551.977

Robert L. Hechler
For	Against
41,916,945.643	1,573,819.106

Albert W. Herman
For	Against
42,190,608.756	1,300,155.993

Henry J. Herrmann
For	Against
42,053,513.559	1,437,251.190

Glendon E. Johnson, Sr.
For	Against
42,093,230.407	1,397,534.342

Frank J. Ross, Jr.
For	Against
42,199,159.673	1,291,605.076

Eleanor B. Schwartz
For	Against
42,201,269.641	1,289,495.108

Proposal 2: To approve for the Fund a proposed Agreement and Plan of Reorganization and Termination, pursuant to which the Fund would be reorganized into a corresponding series of a newly established Delaware statutory trust, to be named Waddell & Reed Advisors Funds.

For	Against	Abstain
40,482,536.124	1,453,707.866	1,487,970.500